UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Transcript of conference call by the management of X-Rite, Incorporated:

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X-Rite, Incorporated will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders will have access to free copies of the proxy statement (when available) and other documents filed by X-Rite, Incorporated with the SEC through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials (when available) may also be obtained free of charge from X-Rite, Incorporated by directing such requests to X-Rite, Incorporated, Attention: Dave Rawden, Interim Chief Financial Officer, 4300 44th Street S.E., Grand Rapids, Michigan 49512, Telephone: (616) 803-2888.

X-Rite, Incorporated and its directors, executive officers, certain members of management and employees may be soliciting proxies from stockholders of X-Rite, Incorporated in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the SEC.

[MANAGEMENT DISCUSSION SECTION OF THE CALL]

Operator: Greetings, ladies and gentlemen and welcome to the X-Rite Incorporated Recapitalization and Lender Agreement Conference Call. At this time, all participants are in a listen-only mode. And a brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your co-host, Tom Vacchiano, Chief Executive Officer and Dave Rawden, Interim Chief Financial Officer.

Thank you. Mr. Rawden, you may now begin.

David A. Rawden, Interim Chief Financial Officer

Well, thank you and good morning.

Before we begin, I must discuss our normal Safe Harbor statement. I have to caution you that the information we have released and will be discussing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from these projected in the forward-looking statements due to a variety of factors, some of which may be beyond our control.

Factors that could cause such differences include the impact of our recent defaults, which we’ll discuss shortly, our ability to improve operations and realize cost savings, competitive and general economic conditions, our ability to access new markets and other risks described in the company’s filings with the SEC. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or any other reason.

In addition, X-Rite may provide certain information including EBITDA, which are considered non-GAAP financial measures. Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes.

EBITDA is a non-GAAP financial measure used for covenant compliance testing under our credit agreements. Non-GAAP financial measures should not be considered a substitute for any US GAAP measure. Additionally, non-GAAP financial measures as presented by X-Rite may not be comparable to other similarly titled measures reported by other companies. And a reconciliation of these items can be found at our website at www.xrite.com in the Investor Relations section.

Thomas J. Vacchiano Jr., President and Chief Executive Officer

Thanks, Dave. Good morning, everyone, and thanks for joining. I am going to make a set of brief comments, and I recommend that you use as a reference the press release that we sent out at approximately 8:15 Eastern Daylight Time this morning. After that, Dave and I will open up for a question-and-answer session for this group.

So let me begin. As announced today — earlier today, an agreement has been reached with X-Rite’s First and Second Lien lenders, that includes a forbearance agreement effective immediately with increased access of up to 10 million on our line of credit. We have also agreed on an amended loan agreement with both the First and Second Lien lenders incorporating a new set of covenants, and effective with the completion of the new equity infusion and paydown of the current debt outstanding.

A new equity investment of $155 million is being made in X-Rite and announced today. That is comprised of $100 million at $3.50 per common share by One Equity Partners, the lead investor; $27.2 million at $3 per common share by Sagard Capital, a current X-Rite shareholder; $27.8 million at $3 per common share by Tinicum Partners, also a current X-Rite shareholder.

X-Rite’s shares outstanding will move from approximately 29.6 million to approximately 76.5 million shares on a pro forma basis at the completion of this transaction. One Equity Partners, Sagard Capital and Tinicum Partners will hold approximately 37.3%, 15.4% and 13.4%, respectively, on a pro forma shares outstanding basis.

One Equity Partners will receive three out of nine Board seats and Sagard Capital receives one out of nine Board seats with the completion of this transaction. And this transition of a minority participation in the Board of Directors will be completed in an orderly fashion.

As a part of the recent analysis and efforts to complete it to establish the “right capital structure for X-Rite,” the company is also determined that it should sell its founders’ life insurance policies. This process is underway and we expect proceeds to be approximately $20 million. The combination of the 155 million capital raised and 20 million net proceeds from the life insurance policy sales combined will give us $175 million of funds to be used for debt paydown, transaction fees and increasing liquidity for the company.

X-Rite’s liability with Goldman Sachs of $12 million, related to the interest rate swap, will also be paid in full as a part of this transaction. X-Rite debt burden is expected to be reduced from approximately $411 million today to 267 million at close. The company’s liquidity position will be improved as we will retain 7.5 million of the overall price proceeds plus funds for reimbursement related to fees and expenses paid prior to closing to regain access to our revolver.

Lender covenants will be reset at closing and provide the company adequate flexibility to operate the business and pursue our strategic objectives. The existing Board of Directors, along with One Equity Partners, Sagard Capital and Tinicum Partners have expressed strong support for the deal, and management’s abilities to successfully pursue the opportunities that exist for X-Rite as the clear leader in the industry and in pursuit of new opportunities for the business of color.

Shareholder approvals are expected to support the deal, with closing expected to be in the October, November, or Q4 fiscal timeframe 2008.

With those comments, I will pass it back to Dave regarding our proxy statement.

David A. Rawden, Interim Chief Financial Officer

Sure. Thanks, Tom. X-Rite Incorporated will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders will have access to free copies of the proxy statement, when available, and other documents filed by X-Rite with the SEC through the SEC’s website at www.sec.gov.

In addition, the proxy statement and related materials, when available, may also be obtained free of charge from X-Rite Incorporated by directing such requests to X-Rite Incorporated, Attention, Dave Rawden, that’s spelled R-A-W-D-E-N, Interim Chief Financial Officer, 4300 44th St. SE, Grand Rapids, Michigan, 49512; and my phone number is (616) 803-2888.

X-Rite Incorporated and its Directors, Executive Officers, certain members of management and employees may be soliciting proxies from stockholders of X-Rite Incorporated in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the SEC.

And with that, we will open it up to questions.

Thomas J. Vacchiano Jr., President and Chief Executive Officer

Jackie, can you start the question-and-answer process, please?

[QUESTION AND ANSWER SECTION OF THE CALL]

Operator: [Operator Instructions] Our next — our first question is coming from Jim Ricchiuti of Needham & Company.

<Q – James Ricchiuti>: Hi, thank you. Two questions. One regarding the debt paydown and the second just regarding the state of the business since you reported the June quarter. First, on the debt paydown, can you give us some sense on the timeline as to when you expect to get proceeds from the life insurance policies, and if you could just talk a little bit about additional debt paydown over the next couple of — once you close these transactions? Thanks.

<A – David Rawden>: Sure. We are in the process of selling or surrendering these policies, including getting Board approval and approval from the insureds. I expect that process to take anywhere from three to five weeks from today. At that time then we will use those proceeds to pay down debt. In other words, if we get $20 million, $12.5 million will go to pay down debt immediately and $7.5 million will be held in escrow until the close. And the close we expect to happen approximately late October or early November.

<Q – James Ricchiuti>: Okay. And then, if we look out beyond that, can you give us any sense as to how you see debt coming down over — looking out in the early part of ‘09, with all of the restructuring you’ve done in cost reduction efforts.

<A – Thomas Vacchiano Jr.>: Jim, Tom here. Obviously, what we’ve done recently is to provide a 2008 outlook in terms of revenue and EBITDA. We are currently continuing to confirm the guidance we gave in our Q2 call, which was I guess two, three, weeks ago, so that remains to be the case. We continue to believe that the restructuring actions that we’ve reported both before and during our Q2 review are on line, are on schedule. So we don’t see any surprises there that would change our outlook.

And as you can imagine, we are concentrating on delivering our business results. We are concentrating on continuing to improve our cash flow as you saw in Q2 where we made substantial improvements in working capital. And as we continue to improve our business results and our cash flow, we will be using the lion’s share of that positive cash flow towards paying down debt as aggressively as is practical.

<Q – James Ricchiuti>: Now, just regarding the business, Tom, it’s only been a few weeks since you reported the quarter, but the indications are that Europe is weakening further for many companies. I’m just wondering if you’re seeing signs of further weakness in Europe relative to the guidance you gave and if — to what extent you think currency is going to begin to impact you with the strength in the dollar?

<A – Thomas Vacchiano Jr.>: Yeah. Well, let me say this, we are continuing to monitor not only the Americas and EMEA, but also Asia. And there are pockets of vertical markets and customer groups that are seeing some tougher situations economically. We have assessed that, and we’ve also looked at areas where opportunities look to be advancing.

In fact, for example, we did a press release just in the last two weeks since our Q3 review where we announced a new partnership with Lenovo, where Lenovo is bringing out a line of graphic arts printers that include hardware and software embedded for color management and monitor calibration on their graphic arts product line. So that’s, if you will, a piece of good news since our last call.

Everything that we’re hearing the good and the bad we’ve taken that into account and we believe that the outlook that we’ve provided in our last call still stands.

<Q – James Ricchiuti>: Okay. So even with the change in the dollar, the strengthening in the dollar, you guys still feel the guidance you gave is reasonable?

<A – Thomas Vacchiano Jr.>: Yeah. And in fact, you know that we have a very good operational hedge with regards to EBITDA and earnings, because of the broad-based in-play population, the cost of goods sold in the manufacturing process around the world. We think we have a good operational hedge. So whether the dollar is going up or going down, generally speaking, our EBITDA is reasonably well-maintained.

<Q – James Ricchiuti>: Okay. Thank you.

Operator: Thank you. [Operator Instructions] Our next question is coming from Adam Fischer of Burnham [Asset Management Corporation].

<Q – Adam Fischer>: Hi. How are you?

<A – Thomas Vacchiano Jr.>: Great. Thanks, Adam

<Q – Adam Fischer>: Could we just talk about what the cash position of the balance sheet is going to look like post deal? I think we had 28 million – if I’m doing the math correctly, we’re 28 million-ish as of the last quarter, we’re adding $7 million on — from the financing. And then I should include whatever cash you generate in the next quarter or two?

<A – Thomas Vacchiano Jr.>: Well, we don’t do cash forecasts for the public domain. What I — what Dave and I have talked about, and I’ll let him comment on this, we really have kind of a dual objective that we’re paying attention to on an – even a day-to-day and a week-to-week basis.

And that is we want to make sure that in combination with our access to our credit line or our revolver, that we are doing two things. First, making sure we have appropriate levels of liquidity to operate the business. And of course, to do that, we are also paying a lot of attention to making improvements in working capital needs, which you saw in the second quarter. Simultaneously, we are interested in paying down debt as aggressively as our business will allow. So on a pretty regular basis, we are looking at cash level, access to credit line and paying down debt. We are balancing those things.

So that is kind of what we are focused on and that’s what we will be doing. And so I would tell you that while we ended the second quarter at 28 million of cash, which felt very comfortable, and we are going to continue to drive the best possible cash position through working capital management, we will be also simultaneously not trying to overbuild our cash position and use any excess cash that we can to pay down debt aggressively. We know, as we have commented before, our normal sort of cash requirements to operate the business is somewhere in the range of about $12 million.

<Q – Adam Fischer>: Okay.

<A – Thomas Vacchiano Jr.>: So anything above and beyond that $12 million, with a reasonable safety net, is what we will be paying attention to. But of course, we know the cost of money, so paying down debt as aggressively as possible is always one of our top priorities.

<Q – Adam Fischer>: So just talk to me about the idea then of taking 7.5 million and putting it on the balance sheet, if we already have kind of 28 and we only really need 12 to run the company.

<A – Thomas Vacchiano Jr.>: Okay, well first, 28 fluctuates; it can go up and it can go down based on interest and principal payments, particular days or weeks within a quarterly cycle.

<Q – Adam Fischer>: Right.

<A – Thomas Vacchiano Jr.>: So one has to be careful of that. We are not trying to build a treasure chest of cash.

<Q – Adam Fischer>: Right.

<A – Thomas Vacchiano Jr.>: We are not trying to do that. We also have, as you can imagine, even between the signing today and close, we have a number of fees that we need to pay as a part of the transaction. So we are simply trying to make sure that we have a safe setting for our business without having excess cash, but having a safe sort of position, so that as the sort of ins and outs of our day-to-day cash demands exist, that there are no hiccups.

<Q – Adam Fischer>: Okay. Are we still expecting to get that $10 million from the sale of the former headquarters?

<A – David Rawden>: Yes, that is still on track. And as we discussed, we expect that to happen sometime in the second quarter of next year, at which time, then, we will pay off the remaining mortgage balance due on that.

<Q – Adam Fischer>: And that’s about...

<A – David Rawden>: It’s $8.7 million today. As part of this forbearance and amendment, actually $3.5 million will go towards the payment of the mortgage, in which case then we will have about 5.2, $5.3 million remaining on the balance.

<Q – Adam Fischer>: Okay. And then, kind of on the refinance side, are we allowed to refinance the first – if I read this correctly, we are allowed to refinance the First and Second Lien agreements after the transaction is closed.

<A – David Rawden>: We are allowed to do that. There would be certain prepayment penalties we would be obligated to pay, depending on when we did it. The Second Liens would have 1% as of October 24, 2008 and that would go to zero a year later.

<Q – Adam Fischer>: Okay. And the First Lien has a prepay...

<A – David Rawden>: They do not have a prepayment penalty, no.

<Q – Adam Fischer>: Okay. Great. That’s for me. Thanks.

<A – David Rawden>: Jackie, do you want to see if there are additional questions before we close the call?

Operator: [Operator Instructions] Thank you. We have a question coming from Alan Mitrani of Sylvan Lake Asset Management.

<Q>: Hi, thank you. I appreciate this. In looking back in doing the Pantone deal, I realize things have changed maybe in the last 9 to 12 months, but it seems like at the time I remember talking to you, being on your call, I thought you guys had overpaid for it. In looking back, do you think you overpaid for the deal, given that you are selling so much of the company now at 3-something dollars?

<A – Thomas Vacchiano Jr.>: Well, I will take that one. Thank you for your question. It is certainly a reasonable question, given the circumstances. I would answer in this way. I believe that the combination of X-Rite, Amazys and Pantone is an overwhelmingly exciting new business, and that the opportunity for color with that combination has the potential to deliver exceptional stakeholder value over the coming few years. And if we execute our strategy well, then that value creation will be realized, and most of it us, if not all of us, will be feeling better. So, I think that is the most appropriate response to that question.

<Q>: Okay. It wasn’t meant to malice; it was just meant as the shareholders are sort of frustrated over the last year and a half, so.

<A – Thomas Vacchiano Jr.>: Yeah.

<Q>: I think that you guys are the same, so. One other thing, in terms of restructuring charges, when can we expect them to be finished so we could see clean numbers?

<A – David Rawden>: Well, certainly during the third quarter, we’re going to have a lot of restructuring charges related to this deal, and all of fees and expenses...

<Q>: Right.

<A – David Rawden>: ...that are there. Going forward, there may be some additional operating efficiencies that we take advantage of as we take a look at our worldwide production, and taking a look at where it is we can consolidate, which would have — might have some restructuring charges. But they won’t be nearly as much as what you can expect in the next quarter.

<Q>: Okay.

<A – Thomas Vacchiano Jr.>: So probably then in 2009 we would begin to see a little bit cleaner GAAP P&L than what we’ve had to deal with because of purchase and acquisition accounting and so on.

<Q>: Okay. And then what quarter — do you have the data as to when the Pantone acquisition had closed from last year? Do you know that?

<A – Thomas Vacchiano Jr.>: No. It closed on October 24th. 24th?

<A – David Rawden>: 24th of 2007, that’s correct.

<Q>: Okay. Thank you.

Operator: Thank you. There are no further questions at this time. I’d like to hand the floor back over to management for any closing comments.

Thomas (Tom) J. Vacchiano Jr., President and Chief Executive Officer

All right. Thank you, Jackie. Well, I would like to — on behalf of the Board of Directors and the senior leadership team, I would like to recognize that X-Rite has gone through, obviously, some material challenges over the last several months, and of course, as has its stakeholders.

We would just like to thank all of our stakeholders that have sort of stayed with us through this difficult time, because you have made a positive difference in our ability to get where we are today and to give us the opportunity to go forward to pursue our plans and our strategies to build value for all stakeholders going forward. So thank you very much for your support.

I would also say that both the Board and the management team are gratified by the vote of confidence that One Equity Partners, Sagard and Tinicum have shown in their investment in our company. We know that they represent outstanding companies. They themselves, the managing directors involved in this work over the last several months, represent really exceptional talent, both from the business and financial and technology standpoint.

And their investment in X-Rite is a clear endorsement that we are a business that is solid, that we have an opportunity that is exciting and that we are all very, very fortunate to have this new partnership, and we’re excited about the future to create exceptional stakeholder value for everybody that’s a part of the X-Rite story. So thank you all very much, and we look forward to carrying on the dialog in the coming quarters.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.